Exhibit 97

STIFEL FINANCIAL CORP.

INCENTIVE COMPENSATION RECOVERY POLICY

(Effective as of November 14, 2023)

I.
Introduction

The Board of Directors (the “Board”) of Stifel Financial Corp. (the “Company”) has adopted this Incentive Compensation Recovery Policy (this “Policy”) to provide for the recovery of certain executive compensation in the event of an Accounting Restatement resulting from material noncompliance with financial reporting requirements under the U.S. federal securities laws. This Policy is designed to comply with, and shall be interpreted to be consistent with, NYSE Listed Company Rule 303A.14 (“Rule 303A.14”), which implements Rule 10D-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (as promulgated pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010).

II.
Administration

This Policy shall be administered by the Compensation Committee of the Board (the “Committee”). Any determinations made by the Committee shall be final and binding on all affected individuals. The Committee may designate an officer of the Company to be responsible for tracking payment or grant of the Recovery Eligible Incentive-based Compensation awards on a for Covered Executives.

III.
Definitions

For purposes of this Policy, the following capitalized terms shall have the meanings set forth below:

(a)
“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial restatements that is material to the previously issued financial statements (sometimes referred to as a “Big R” restatement), or that would result in a material misstatement if the error were corrected the current period or left uncorrected in the current period (sometimes referred to as a “little r” restatement). Changes to the Company’s financial statements that do not represent error corrections are not an Accounting Restatement and include: (A) retrospective application of a change in accounting principle; (B) retrospective revision to reportable segment information due to a change in the structure of the Company’s internal organization; (C) retrospective reclassification due to a discontinued operation; (D) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; and

(E) retrospective revision for stock splits, reverse stock splits, stock dividends or other changes in capital structure.

(b)
“Covered Executives” means the Company’s current and former Executive Officers, as determined by the Committee in accordance with Section 10D of the Exchange Act, Rule 303A.14 and any other applicable NYSE listing rules or standards.
(c)
“Erroneously Awarded Compensation” means, with respect to each Covered Executive in connection with an Accounting Restatement, the amount of Recovery Eligible Incentive-based Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.

(d)
“Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice- president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person (including any executive officer of the Company’s affiliates) who performs similar policy-making functions for the Company. Executive officers of the Company’s subsidiaries are deemed executive officers of the Company if they perform such policy making functions for the Company. The term “Executive Officer” includes, without limitation, those officers identified by the Company in any disclosure made pursuant to the requirements of Regulation S-K Item 401(b).
(e)
“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall for purposes of this Policy be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.
(f)
“Incentive-based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive- Based Compensation does not include base salary, bonus awards that are discretionary or based on subjective goals or goals unrelated to Financial Reporting Measures, equity awards that vest exclusively upon completion of a specified employment period, without any performance condition, and equity awards that vest based on milestones or performance conditions that are unrelated to Financial Reporting Measures.
(g)
“NYSE” means the New York Stock Exchange.
(h)
“Received” - Incentive-based Compensation shall be deemed “received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive- based Compensation award is attained, even if payment or grant of the Incentive-based Compensation occurs after the end of that period or is subject to additional time-based vesting requirements.
(i)
“Recovery Eligible Incentive-based Compensation” means, in connection with an Accounting Restatement and with respect to each individual who served as a Covered Executive at any time during the applicable performance period for any Incentive-based Compensation (whether or not such Covered Executive is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company), all Incentive-based Compensation Received by such Covered Executive (i) on or after October 2, 2023, (ii) after beginning service as a Covered Executive, (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (iv) during the applicable Recovery Period.
(j)
“Recovery Period” means, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.
(k)
“Restatement Date” means the earlier to occur of (i) the date that any of the Board, a committee of the Board or the officers of the Company authorized to take such action (if Board action is not required), concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, and (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.
(l)
“SEC” means the U.S. Securities and Exchange Commission.

IV.
Repayment of Erroneously Awarded Compensation; Method of Recovery
(a)
In the event of an Accounting Restatement, the Committee shall take reasonably prompt action after the Restatement Date to determine the amount of any Erroneously Awarded Compensation for each Covered Executive in connection with such Accounting Restatement and, thereafter, shall promptly provide each Covered Executive with a written notice containing the amount of Erroneously Awarded Compensation and a demand for repayment or return, as applicable. For Incentive-based Compensation based on (or derived from) stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-based Compensation was Received (in which case the Company shall maintain documentation of such determination of that reasonable estimate and provide such documentation to the NYSE).
(b)
The Committee shall have broad discretion to determine the appropriate means of recovery of Erroneously Awarded Compensation based on all applicable facts and circumstances and taking into account the time value of money and the cost to shareholders of delaying recovery, including without limitation: (i) requiring reimbursement of cash Incentive-based Compensation previously paid; (ii) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; (iii) offsetting the amount of any Erroneously Awarded Compensation from any compensation otherwise owed by the Company to the Covered Executive; (iv) cancelling outstanding vested or unvested equity awards; and/or (v) taking any other remedial and recovery action permitted by law. For the avoidance of doubt, except as set forth in Section IV(c) below, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of a Covered Executive’s obligations hereunder.
(c)
Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by Section IV(b) above if the following conditions are met and the Committee determines that recovery would be impracticable:
(i)
the direct expenses paid to a third party to assist in enforcing this Policy against a Covered Executive would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously Awarded Compensation, documented such attempts and provided such documentation to the NYSE;

(ii)
recovery would violate home country law where that law was adopted prior to November 28, 2022; provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel (acceptable to the NYSE) that recovery would result in such a violation and a copy of the opinion is provided to the NYSE; or
(iii)
recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.
V.
Acknowledgement by Covered Executives

The Committee shall provide notice of this Policy to, and seek written acknowledgement of this Policy from, each Covered Executive in the form attached hereto as Exhibit A; provided that the failure to provide such notice or obtain such acknowledgement shall have no impact on the applicability or enforceability of this Policy.

VI.
Reporting and Disclosure.

The Company shall file all disclosures with respect to this Policy in accordance with the requirement of the U.S. federal securities laws, including the disclosure required by applicable SEC filings.

VII.
No-Fault Recovery; No Indemnification

Recovery is on a no-fault basis, disregarding whether any misconduct occurred and whether a Covered Executive officer was responsible for any error causing any Accounting Restatement. Notwithstanding the terms of any of the Company’s organizational documents, any corporate policy or any contract, the Company shall not indemnify any Covered Executive against the loss of any Erroneously Awarded Compensation or any claims relating to the Company’s enforcement of its rights under this Policy nor shall the Company pay or reimburse any Covered executive for any insurance premium to cover the loss of any Erroneously Awarded Compensation.

VIII.
Interpretation

The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC or any national securities exchange or national securities association on which the Company’s securities are listed.

IX.
Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations adopted by the SEC under Section 10D of the Exchange Act and to comply with Rule 303A.14 or any other rules or standards adopted by the NYSE or any other national securities exchange or national securities association on which the

Company’s securities are listed. The Board may terminate this Policy at any time. Notwithstanding the foregoing, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any U.S. federal securities laws, SEC rule, the NYSE rules or of any other national securities exchange or national securities association on which the Company’s securities are listed.

X.
Other Recovery Rights

The Board intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the date this Policy was initially adopted by the Board shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any similar policy, whether or not included in any employment agreement, equity award agreement, or similar agreement, and any other legal remedies or rights available to the Company.

XI.
Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Exhibit A

STIFEL FINANCIAL CORP.

INCENTIVE COMPENSATION RECOVERY POLICY ACKNOWLEDGEMENT FORM

By signing below, the undersigned (i) acknowledges and confirms that the undersigned has received and reviewed a copy of the Incentive Compensation Recovery Policy (the “Policy”) of Stifel Financial Corp. (the “Company”) and (ii) acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner permitted by, the Policy.

Signature Print Name: Date: